UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
August 19, 2013
(Date of earliest event report)

WEYERHAEUSER COMPANY
(Exact name of registrant as specified in charter)

Washington	1-4825	91-0470860
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)
Federal Way, Washington 98063-9777
(Address of principal executive offices)
(zip code)
Registrant’s telephone number, including area code:
(253) 924-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Â	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Â	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Â	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Â	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES
Exhibit 10.1

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 19, 2013, Weyerhaeuser Real Estate Company (“WRECO”) entered into a retention agreement with Peter M. Orser, WRECO's president. WRECO is the homebuilding and real estate development business of Weyerhaeuser Company (“Weyerhaeuser” or the “Company”). The retention agreement was entered into in connection with the Company's publicly announced plan to explore strategic alternatives for WRECO, including, but not limited to, continuing to hold and operate WRECO, or a merger, sale or spin-off of the business. Under the retention agreement, Mr. Orser will be entitled to receive a one-time retention payment if he satisfies certain requirements, including remaining employed by WRECO through the dates set forth in the retention agreement. If the requisite conditions are satisfied, the amount payable to Mr. Orser under the retention agreement will ensure that he receives his target bonus amount for 2013 under the WRECO Short Term Incentive Plan (“STIP”). If Mr. Orser's STIP is funded and paid at less than his target bonus amount for 2013, his payment under the retention agreement would be equivalent to the difference between the amount actually payable under the STIP for 2013 and his STIP target amount for 2013. If Mr. Orser's STIP is funded and paid at or greater than his target bonus amount for 2013, there would be no additional payment due under the retention agreement. The foregoing summary of the retention agreement with Mr. Orser is qualified in its entirety by the retention agreement filed herewith as Exhibit 10.1.

ITEM 9.01. Financial Statements and Exhibits
(d)    Exhibits
The following item is filed as an exhibit to this report:
10.1    Retention Agreement with Peter M. Orser

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYERHAEUSER COMPANY

By
Its:	Vice President and Chief Accounting Officer

Date: August 22, 2013